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Green Dot Corporation

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Green Dot Files Investor Presentation

- Urges Shareholders to Vote on the WHITE proxy card “FOR” Green Dot’s Three Experienced and Highly-Qualified Nominees -

- Six-Step Plan Already Creating Shareholder Value -

- Dissident’s Board Slate of Unsuitable Candidates Puts Green Dot’s Plan and Shareholder Value at Significant Risk-

Pasadena, CA – May 10, 2016 – Green Dot Corporation (NYSE:GDOT) (the “Company”) today announced that it has filed an investor presentation with the U.S. Securities and Exchange Commission (“SEC”) in connection with the Company’s May 23, 2016, Annual Meeting of Stockholders. The presentation is available under the ‘Presentations’ section of www.gdotvalue.com and on the SEC’s website at www.sec.gov.

The presentation highlights:

•	The significant progress Green Dot has achieved through the execution of its Six-Step Plan, which is already creating meaningful shareholder value – Green Dot’s share price has increased ~39% since management first announced its new product initiatives on December 2, 2015;

•	How Chairman and Chief Executive Officer Steven W. Streit and the Board of Directors diversified and grew the business in the face of significant competitive headwinds;

•	How Green Dot’s acquisitions have diversified revenue concentration and generated significant returns for shareholders;

•	The qualifications and contributions of Green Dot’s three highly-qualified and experienced incumbent director nominees who have successfully steered the Company through challenges that threatened the Company’s survival, allowing it to emerge the undisputed industry leader in the prepaid industry;

•	The interests of Green Dot’s slate are aligned with those of shareholders. Mr. Streit, Mr. Moritz and Mr. Greenleaf together own more of the Company’s stock than the collective holdings of Harvest Capital Strategies and its affiliates, including Harvest’s principal, Jeff Osher, JMP Securities principal, Joe Jolson, and the three Harvest nominees;

•	Why Green Dot’s Board unanimously opposes Harvest’s high risk plan that it believes will greatly harm the Company’s ability to achieve its Six-Step Plan to deliver at least $1.75 in non-GAAP EPS in 2017; and

•	The Company’s concerns with Harvest Capital Strategies’ slate, particularly two of its candidates, which the Board considers unsuitable director nominees.

“Democracy cannot succeed unless those who express their choice are prepared to choose wisely. The real safeguard of democracy, therefore, is education.” — Franklin D. Roosevelt

Additionally, Green Dot further wishes to address some of the commentary contained in Harvest’s letter to shareholders, dated May 9, 2016.

1.

Green Dot understands that Jeff Osher, the author of Harvest’s letters and presentations, feels incensed by Green Dot releasing what it believes to be important and relevant facts about his “meticulously selected” proposed board members. But respectfully, this is not a “smear” campaign, as Mr. Osher describes it. Green Dot believes strongly that only an informed voter can cast an informed vote. As such, Green Dot is seeking to draw shareholders’ attention to aspects of Harvest’s nominees that investors might find troubling. Shareholders should know about Mr. Livingston’s personal views on racial matters, and they should know about the judgment he exercised in posting on potentially controversial topics while running for a seat on the board of a public company like Green Dot. The fact that Mr. Osher would attempt to so viciously defend Mr. Livingston’s views is even more troubling. In the case of Nino Fanlo, the background check provided by the Company’s third party investigator reflected the input of four different individuals who worked with Mr. Fanlo and raised serious concerns, which Green Dot felt were important to share. How can Mr. Osher propose such candidates?

2.	Mr. Osher claims that he has thus far kept his campaign “fact based” and not “personal”. Yet any observer can conclude that the majority of Harvest’s campaign has been focused on undermining the Board’s and Mr. Streit’s reputation and accomplishments with all manner of propaganda and innuendo. How can Mr. Osher credibly say that his campaign has not contained any personal attacks?

3.	Harvest reiterated that Green Dot has not attempted to meaningfully engage in good faith. Yet, Harvest and Mr. Osher were provided unlimited access to Management, the Board and independent directors, including hundreds of meetings, phone calls and emails, yet Harvest discontinued private engagement and launched a disruptive public campaign, dismissed multiple settlement proposals and has stated in their own proxy materials that anything short of adopting Harvest’s full agenda is unacceptable. How can Mr. Osher credibly suggest Green Dot has not engaged in good faith?

4.	Mr. Osher says that he is a long-term holder interested in increasing the Company’s share price. Yet his behavior is far more akin to an aggressive short seller seeking to denigrate the Company’s business plans and jeopardize its business relationships.

a.	Does Mr. Osher really believe that signing yet another deal with Uber where Green Dot can now earn money on both GoBank account instant payments and non-GoBank account instant payments is bad for investors?

b.	Does Mr. Osher really believe that the Company’s strong Q1 performance is because we raised fees on a small segment of Green Dot brand account holders? As described on the Company’s earnings call, the strong year-over-year portfolio performance was driven by increases in spend that drives interchange, gross dollar value that drives monthly fees and growth in the Company’s reload business, which drives reload fees. Fee changes which Mr. Osher refers to in his letter dated May 9, 2016, accounted for less than $1 million in revenue in the first quarter. Furthermore, the Company was clear in stating that this growth in card revenue was a continuation of a long term trend ongoing for the past five years. Why won’t Mr. Osher give credit where credit is due – how can he not be thrilled with Green Dot’s first quarter strong performance and increased 2016 guidance?

c.	When taken in totality, it seems clear that investors should again question Harvest’s motives. Mr. Osher’s odd choice of proposed directors, Harvest’s ongoing vicious personal attacks against the Board and Mr. Streit and Harvest’s attacks on Green Dot’s business plans and Green Dot’s relationship with key business partners, while continuing to denigrate Green Dot’s future prospects, seems like the tactics of a short seller trying to destroy a company’s stock price; rather than a long-term shareholder looking to drive value for other long shareholders. Should you be suspicious of Harvest’s motives?

Green Dot Management and Board is demonstrating significant progress through the execution of its Six-Step Plan, which is already creating meaningful shareholder value – Green Dot’s share price has increased ~39% since management first announced its new product initiatives on December 2, 2015.

Green Dot Shareholders are reminded that their vote is extremely important. Green Dot strongly recommends that shareholders vote on the WHITE proxy card “FOR” its highly-qualified and experienced director nominees: Steven W. Streit, Timothy R. Greenleaf and Michael J. Moritz. In addition, Green Dot advises shareholders not return the “green” card, even to withhold on Harvest’s nominees.

About Green Dot

Green Dot Corporation, along with its wholly owned subsidiaries, is a pro-consumer financial technology innovator with a mission to provide a full range of affordable and accessible financial services to the masses. Green Dot is the largest provider of reloadable prepaid debit cards and cash reload processing services in the United States. Green Dot is also a leader in mobile technology and mobile banking with its award-winning GoBank mobile checking account and a top 20 debit card issuer among all banks and credit unions in the country. Through its wholly owned subsidiary, TPG, Green Dot is additionally the largest processor of tax refund disbursements in the U.S. Green Dot’s products and services are available to consumers through a large-scale “branchless bank” distribution network of more than 100,000 U.S. locations, including retailers, neighborhood financial service center locations, and tax preparation offices, as well as online, in the leading app stores and through leading online tax preparation providers. Green Dot Corporation is headquartered in Pasadena, Calif., with additional facilities throughout the United States and in Shanghai, China.

Forward-Looking Statements

This press release may be deemed to contain forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those contained in the forward-looking statements contained in this press release. The potential risks and uncertainties that could cause actual results to differ from those projected include, among other things, the timing and impact of revenue growth activities, the Company’s dependence on revenues derived from Walmart and three other retail distributors, impact of competition, the Company’s reliance on retail distributors for the promotion of its products and services, demand for the Company’s new and existing products and services, continued and improving returns from the Company’s investments in new growth initiatives, potential difficulties in integrating operations of acquired entities and acquired technologies, the Company’s ability to operate in a highly regulated environment, changes to existing laws or regulations affecting the Company’s operating methods or economics, the Company’s reliance on third-party vendors, changes in credit card association or other network rules or standards, changes in card association and debit network fees or products or interchange rates, instances of fraud developments in the prepaid financial services industry that impact prepaid debit card usage generally, business interruption or systems failure, and the Company’s involvement litigation or investigations. These and other risks are discussed in greater detail in the Company’s Securities and Exchange Commission filings, including its most recent annual report on Form 10-K and quarterly report on Form 10-Q, which are available on the Company’s investor relations website at ir.greendot.com and on the SEC website at www.sec.gov. All information provided in this press release is as of May 10, 2016, and the Company assumes no obligation to update this information as a result of future events or developments.

Important Additional Information

The Company has filed a definitive proxy statement (the “Proxy Statement”) and accompanying WHITE proxy card with the Securities and Exchange Commission (the “SEC”) on April 18, 2016 in connection with the solicitation of proxies for the 2016 Annual Meeting of Stockholders. GREEN DOT STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING WHITE PROXY CARD AND ANY OTHER RELEVANT DOCUMENTS THAT GREEN DOT WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

The Company, its directors and certain of its executive officers will be participants in the solicitation of proxies from stockholders in respect of the 2016 Annual Meeting of Stockholders. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Proxy Statement Investors and stockholders may obtain a copy of the definitive proxy statement and other documents filed by the Company free of charge from the SEC’s website, www.sec.gov. Green Dot stockholders may obtain, without charge, a copy of the definitive Proxy Statement and other relevant filed documents by directing a request by mail to Green Dot Corporation, 3465 East Foothill Blvd., Pasadena, California 91107, Attn: Investor Relations, or from the Company’s website, www.greendot.com or the Company’s proxy solicitor for the 2016 Annual Meeting, Innisfree M&A Incorporated, toll-free at (877) 800-5186 (banks and brokers may call collect at (212) 750-5833).

Contacts

Investor Relations

IR@greendot.com

Media Relations

Brian Ruby, 203-682-8286

Brian.Ruby@icrinc.com

or

John Christiansen/Meghan Gavigan, 415-618-8750

jchristiansen@sardverb.com / mgavigan@sardverb.com